SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 2, 1998

                               Porta Systems Corp.
             (Exact name of Registrant as Specified in its Charter)

          Delaware                    1-8191                   11-2203988
(State or other jurisdiction       (Commission               (IRS Employer
      of incorporation               File No.)             Identification No.)

                575 Underhill Boulevard, Syosset, New York 11791
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (516) 364-9300.

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Item 5.  Other Events.

      As reported in the Company's Form 10-Q for the quarter ended September 30, 1997, the Company executed a Supplemental Indenture dated October 10, 1997, pursuant to which the conversion price of the Company's Zero Coupon Senior Subordinated Notes Due January 2, 1998 (the "Zero Coupon Notes") Notes was reduced to $3.65 from $6.55. As of January 29, 1998, the Company had issued an aggregate of 6,464,415 shares of Common Stock upon conversion of Zero Coupon Notes in the principal amount of approximately $23.6 million.

      On January 2, 1998, the maturity date of the Zero Coupon Notes, the Company paid the remaining $2.8 million of Zero Coupon Notes.

      In January 1998, the Company raised $6 million from the private placement of 60 Units at $100,000 per Unit. Each Unit consisted of (a) the Company's 12% Subordinated Note due January 3, 2000 (a "12% Note"), in the principal amount of $100,000, and (b) a Series B Common Stock Purchase Warrant (a "Series B Warrant") to purchase 10,000 shares of Common Stock at $3.00 per share through December 31, 2002. In the event that any 12% Note is outstanding one year from the date on which such 12% Note is issued (the "Anniversary Date of the Note"), the Company shall issue to the holder of such 12% Note on the Anniversary Date of the Note a Series C Warrant to purchase 25 shares of Common Stock for each $1,000 principal amount of 12% Notes outstanding on the Anniversary Date of the Note. The Series C Warrant will have an exercise price equal to the average of the closing prices of the Common Stock on each of the five trading days preceding the Anniversary Date of the Note with respect to which the Series C Warrant is being issued and will expire on December 31, 2003. The proceeds from the sale of the Units was used principally to pay the remaining principal amount of Zero Coupon Notes which had not been converted (approximately $2.8 million), and to reduce the Company's debt to Foothill Capital Corporation ("Foothill"), the Company's secured lender (approximately $2.95 million). The balance of such proceeds was added to working capital.

      In January 1998, the Company amended its agreement with Foothill, as of November 30, 1997, to extend the expiration date of the agreement from November 30, 1998 to August 31, 1999. In connection with the amendment, the Company reduced to $3.00 per share the exercise price of warrants to purchase an aggregate of 460,068 shares of Common Stock which were held by Foothill and extended the term of such warrants to November 30, 2002.

      On January 26, 1998, the Company entered into an agreement with holders of $1.26 million principal amount of its 6% Convertible Subordinated Debentures Due July 1, 2002 ("6% Debentures"). Pursuant to the agreement, the Company issued 330,372 shares of Common Stock in cancellation of the principal and interest due on such 6% Debentures. The Company is in default on the approximately $385,000 principal amount of 6% Debentures which was outstanding at January 29, 1998 as a result of the its failure to pay the interest payments due since June 30, 1994.

      As of February 2, 1998, after giving effect to the transactions described in this Form 8-K, there were 9,060,954 shares of Common Stock outstanding.

Item 7. Financial Statements and Exhibits.

      (c)   Exhibits

      4.1 Amendment No. Five dated as of November 30, 1997, to Amended and Restated Loan an Security Agreement between Foothill Capital Corp. ("Foothill") and the Company, including amendments to the warrants held by Foothill.

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      10.1  Form of subscription  agreement for Units, including the form of 12%
            Note, Series B Warrant and Series C Warrant.

      10.2 Agreement dated January 26, 1998, among the Company and Henley Group, Ltd., Woodstead Associates, L.P., Lake Trust and Smith Management Company, Inc.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               PORTA SYSTEMS CORP.

                               /s/ Edward B. Kornfeld
                               --------------------------------------
Date: February 2, 1998         Edward B. Kornfeld
                               Senior Vice President and Chief Financial Officer


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